Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139864 on Form S-3 of our report dated February 27, 2009, relating to the consolidated financial statements of America First Tax Exempt Investors, L.P. and subsidiaries, which report expressed an unqualified opinion on those financial statements and includes an explanatory paragraph regarding management’s estimates for investments without readily determinable fair values, and our report dated February 27, 2009, relating to the effectiveness of America First Tax Exempt Investors, L.P. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of America First Tax Exempt Investors, L.P. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 27, 2009